Exhibit 1.3

STRATEGIC CAPITAL INVESTORS, LLC

PARTICIPATING DEALER AGREEMENT

TerraCycle US Inc.

Shares of Class A (Non-Voting) Preferred Stock

_______, 2017

Ladies and Gentlemen:

The undersigned, Strategic Capital Investors, LLC, a Michigan limited liability company (the "Placement Agent"), has entered into Exclusive Placement Agency Agreements dated August 14, 2017 with TerraCycle US Inc., a Delaware corporation (the "Company"), and JH Terra LLC, a stockholder of TerraCycle, Inc., the parent company of the Company, for the sale (the "Offering") of up to 250,000 shares of Class A (Non-Voting) Preferred Stock (the "Shares") of the Company, pursuant to which the Placement Agent has agreed to use its best efforts, together with a group of licensed securities dealers (a "Dealer" if singular or the "Dealers" if plural), to solicit offers for the purchase of the Shares. The Placement Agency Agreements are attached hereto as Exhibit A (together, the “Placement Agency Agreement”).  The Company has prepared and filed an Offering Statement on Form 1-A, File No. 024-10734 (together with all amendments thereto, the "Offering Statement") with the Securities and Exchange Commission ("SEC"). The date the Offering Statement is qualified by SEC shall be referred to herein as the "Qualification Date." The Shares will be offered during a period commencing on the Qualification Date, and continuing until the earliest of: (i) the sale of 250,000 Shares, (ii) the date specified in the Final Offering Circular for the Offering, dated [_______], 2017, as supplemented or amended  (the "Final Offering Circular"), as the date of the termination of the Offering, or (iii) a determination by the Company's board of directors to terminate the Offering (the "Offering Termination Date"); provided, however, that the Company in its sole discretion may terminate the Offering at any time, including beyond the Offering Termination Date. Terms used but not otherwise defined in this Participating Dealer Agreement (this "Agreement") have the same meanings as set forth in the Final Offering Circular. The Shares will be offered at a price of $100.00 per Share.

You are invited to become a Dealer and by your confirmation hereof you agree to act in such capacity and to use your best efforts, in accordance with the following terms and conditions, to find qualified investors (the "Investors") for the Shares. By your acceptance of this Agreement, you will become one of the Dealers and will be entitled to and subject to the indemnification and contribution provisions contained in the Placement Agency Agreement[, including the provisions of the Placement Agency Agreement wherein the Dealers severally agree to indemnify and hold harmless the Company and the Placement Agent for certain actions].

1. Dealer Representations.

1.1 You hereby confirm that you (i) are a member in good standing of the Financial Industry Regulatory Authority, Inc. ("FINRA"), (ii) are qualified and duly registered to act as a broker-dealer within all states in which you will sell the Shares, (iii) are a broker-dealer duly registered with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (iv) will maintain all such registrations and qualifications in good standing for the duration of your involvement in the Offering. You agree to immediately notify the Placement Agent if you cease to be a member of FINRA in good standing and further agree that if that should occur, you will cease all activities related to the Offering.

1.2 You hereby agree to solicit, as an independent contractor, and not as the Placement Agent’s agent, or as an agent of the Company or its affiliates, persons acceptable to the Company to purchase the Shares pursuant to the Subscription Agreement (the "Subscription Agreement") in the form attached to the Final Offering Circular and in accordance with the terms of the Final Offering Circular and to diligently make inquiries as required by this Agreement, the Final Offering Circular or applicable law with respect to prospective Investors in order to ascertain whether a purchase of the Shares is suitable for the Investor. In accordance with the instructions set forth in the Subscription Agreement, all the Subscription Agreements shall be transmitted to the Placement Agent. If you receive any funds from a subscriber with respect to any Subscription Agreement, you shall immediately transmit such funds into a non-interest bearing account at Atlantic Capital Bank, N.A. (the "Escrow Account"). To the extent received by the Placement Agent, the Placement Agent will be responsible for the transmittal of such funds for the purchase of Shares to the Escrow Account.  The Company and the Placement Agent have agreed to comply with the provisions of SEC Rule 15c2-4 as to all funds provided by Investors for the purchase of Shares. No Subscription Agreement shall be effective unless and until accepted by the Company, it being understood that the Company may accept or reject any Investor in its sole discretion and that the Company may terminate the Offering at any time for any reason.

1.3 You understand that the Offering of Shares is made on a "best-efforts" basis, as described in the Final Offering Circular. You further understand and agree that your compensation under this Agreement for the sale of Shares is conditioned upon the sale of Shares before the Offering Termination Date, and the Company's acceptance of sales by you, and that the failure to sell the Shares or the failure to accept a purchase for Shares shall relieve the Placement Agent or any other party of any obligation to pay you for any services rendered by you in connection with the sale of Shares under this Agreement or otherwise.

1.4 You agree that before participating in the Offering, you will have reasonable grounds to believe, based on information made available to you by the Placement Agent and/or the Company through the Final Offering Circular, that all material facts are adequately and accurately disclosed in the Final Offering Circular and provide a basis for evaluating the Company and the Shares.

1.5 You agree not to execute any transaction in which an Investor invests in the Shares in a discretionary account without prior written approval of the transaction by the Investor and the Placement Agent.

1.6 You agree to comply in all respects with the purchase procedures and plan of distribution set forth in the Final Offering Circular. Further, you agree that although you may receive due diligence material regarding the Offering from the Company in electronic form, you will not distribute to any prospective Investor or any other person any such due diligence material at all times keeping the due diligence material confidential.

1.7 All subscriptions solicited by you will be strictly subject to confirmation by the Placement Agent and acceptance thereof by the Company. The Placement Agent and the Company reserve the right in their absolute discretion to reject any such subscription and to accept or reject subscriptions in the order of their receipt by the Company, as appropriate or otherwise. Neither you nor any other person is authorized to, and neither you nor any of your employees, agents or representatives shall give any information or make any representation other than those contained in the Final Offering Circular or in any supplemental sales literature furnished by the Placement Agent or the Company for use in making solicitations in connection with the offer and sale of the Shares.

1.8 Upon authorization by the Placement Agent, you may offer the Shares at the Offering price set forth in the Final Offering Circular, subject to the terms and conditions thereof.

1.9 The Company or the Placement Agent will provide you with such number of copies of the Final Offering Circular as you may reasonably request. You will be solely responsible for correctly placing orders of such materials, and will reimburse the Placement Agent for any costs incurred in connection with unreasonable or mistaken orders. The Placement Agent also understands that the Company may provide you with certain supplemental sales material to be used by you in connection with the solicitation of purchases of the Shares. If you elect to use such supplemental sales material, you agree that such material shall not be used in connection with the solicitation or purchase of the Shares unless accompanied or preceded by the Final Offering Circular, as then currently in effect, and as it may be amended or supplemented in the future.

1.10 The Placement Agent shall have full authority to take such action as it may deem advisable with respect to all matters pertaining to the Offering. The Placement Agent shall be under no liability to you except for lack of good faith and for obligations expressly assumed by it in this Agreement. Nothing contained in this Section is intended to operate as, and the provisions of this Section shall not constitute a waiver by you, of compliance with any provision of the Securities Act, the Exchange Act, other applicable federal law, applicable state law or of the rules and regulations thereunder.

1.11 For the sale of Shares, you will instruct all Investors to wire transfer funds to the Escrow Account or tmake their checks payable to "TerraCycle US Inc.” for the purchase price of the Shares for which they have subscribed in accordance with ther instructions set forth in the Subscription Agreement. If you receive a check that does not conform with the foregoing instructions, you shall return such check directly to such subscriber not later than the end of the next business day following its receipt.

1.12 You will limit the Offering of the Shares to persons whom you have reasonable grounds to believe, and in fact believe, meet the financial suitability and other Investor requirements set forth in the Final Offering Circular.

1.13 After the Offering Statement has been filed with the SEC but prior to the Qualification Date, you are required to provide each prospective Investor with a copy of the Preliminary Offering Circular and any exhibits and appendices thereto (which are contained in the Offering Statement). After the Qualification Date, you are required to provide each prospective Investor with a copy of the Final Offering Circular and any exhibits and appendices thereto. If a prospective Investor receives the Preliminary Offering Circular, then you will be required to deliver to the Investor the Final Offering Circular at least 48 hours before such Investor will be permitted to acquire Shares. If an Investor purchases Shares within 90 calendar days of the Qualification Date, you will deliver to the Investor, no later than two business days following the completion of such sale, a copy of the Final Offering Circular and all exhibits and appendices thereto either by (i) electronic delivery of the Final Offering Circular or the uniform resource locator (the "URL") to where the Final Offering Circular may be accessed on the SEC's Electronic Data Gathering, Analysis and Retrieval System ("EDGAR"), or (ii) mailing the Final Offering Circular and all exhibits and appendices thereto to the Investor at the address indicated in the Subscription Agreement.

1.14  During the course of the Offering, you will advise each prospective Investor at the time of the initial offering to him or her that the Company and/or its agents and consultants will, during the course of the Offering and prior to any sale, accord said Investor and his or her purchaser representative, if any, the opportunity to ask questions of and to receive answers from the Company and/or its agents and consultants concerning the terms and conditions of the Offering and to obtain any additional information, which information is possessed by the Company or may be obtained by it without unreasonable effort or expense and which is necessary to verify the accuracy of the information contained in the Final Offering Circular.

1.15 You will immediately bring to the attention of the Company and the Placement Agent any circumstance or fact which causes you to believe the Offering Statement, the Final Offering Circular, or any other literature distributed pursuant to the Offering, or any information supplied to prospective Investors in their purchase materials, may be inaccurate or misleading.

1.16  You agree that in recommending to an Investor the purchase or sale of the Shares, you shall have reasonable grounds to believe, on the basis of information obtained from the prospective Investor concerning his or her investment objectives, other investments, financial situation and needs, and any other information known by you, that:

1.16.1  The prospective Investor is an accredited investor or is otherwise not investing more than such Investor's maximum investment as set forth in the Securities Act and the acquisition of Shares is otherwise a suitable investment for such Investor as may be required by all applicable laws, rules and regulations;

1.16.2   The prospective Investor is or will be in a financial position appropriate to enable him or her to realize to a significant extent the benefits described in the Final Offering Circular;

1.16.3   The prospective Investor has a fair market net worth sufficient to sustain the risks inherent in an investment in the Shares, including, but not limited to, the total loss of the investment, lack of liquidity and other risks described in the Final Offering Circular; and

1.16.4   An investment in the Shares is otherwise suitable for the prospective Investor.

1.17 You agree to keep records in compliance with the requirements imposed by (i) federal and state securities laws and the rules and regulations thereunder and (ii) the applicable rules of FINRA. You agree to retain in your records and make available to the Placement Agent and to the Company, for a period of at least six years following the Offering Termination Date, information establishing that (i) each person who purchases the Shares pursuant to a Subscription Agreement solicited by you is within the permitted class of Investors under the requirements of the jurisdiction in which such Investor is a resident, (ii) each person met the suitability requirements set forth in the Final Offering Circular and the Subscription Agreement and (iii) each person is suitable for such investment and the basis on which such suitability determination was made. You also agree to make your records regarding suitability available to representatives of the SEC and FINRA and applicable state securities administrators upon the Placement Agent's request.

1.18 You agree that upon request by the Placement Agent, you will furnish a complete list of all persons who have been offered the Shares (including the corresponding number of the Final Offering Circular delivered to such persons) and such persons' place of residence.

1.19 You agree that before executing a purchase transaction in the Shares, you will inform the prospective Investor and his or her purchaser representative, if any, of all pertinent facts relating to the liquidity and marketability of the Shares, as appropriate, during the term of the investment.

1.20 You hereby undertake and agree to comply with all obligations applicable to you as set forth in FINRA rules, including, but not limited to, any new suitability and filing requirements.

1.21 You agree not to rely upon the efforts of the Placement Agent in (i) performing due diligence related to the Company (including its members, managers, officers, directors, employees, and Affiliates), the Shares, or the suitability thereof for any Investors and (ii) determining whether the Company has adequately and accurately disclosed all material facts upon which to provide a basis for evaluating the Company to the extent required by federal law, state law and/or FINRA. You further agree that you are solely responsible for performing adequate due diligence, and you agree to perform adequate due diligence as required by federal law, state law, and/or FINRA.

1.22 You will refrain from making any representations to any prospective Investor other than those contained in the Final Offering Circular, and will not allow any other written materials to be used to describe the potential investment to prospective Investors other than the Final Offering Circular or factual summaries and sales brochures of the Offering prepared by the Company and distributed by the Placement Agent.

1.23 You will refrain from distributing any material to prospective Investors that is marked "Financial Advisor Use Only" or "Broker-Dealer Use Only," or any other due diligence material related to the Offering received by you.

1.24 Neither you nor any of your managing members, directors, or executive officers, or any of your officers participating in the Offering is subject to the disqualification provisions of Rule 262 of the Rules and Regulations.  None of your registered representatives or any other person being compensated by or through you for the solicitation of investors, is subject to the disqualification provisions of Rule 262 of the Rules and Regulations.

1.25 You acknowledge that this Offering is being made in reliance on Regulation A promulgated under the Securities Act and that the Company is relying on a certification from you that a potential Investor meets with the suitability requirements set forth in the Final Offering Circular.

1.26 You will provide the Placement Agent with such information relating to the offer and sale of the Shares by you as the Placement Agent may from time to time reasonably request.

2. Compensation. Subject to certain conditions, and in consideration of your services hereunder, the Placement Agent will pay you sales commissions and assign warrants to purchase shares of Class A Preferred Stock (“Warrants”) to you as follows:

2.1 You will receive a selling commission in an amount equal to five percent (5%) of the purchase price of the Shares sold to Investors introduced by or through you and accepted by the Company (the "Cash Commissions"). In addition, the Placement Agent will assign to you Warrants to purchase four percent (4%) of the number of Shares sold by or through you in the Offering (the Warrants, and together with the Cash Commissions, the “Dealer Compensation”). The Warrants will be in the form annexed hereto as Exhibit B.

2.2 Payment of the Dealer Compensation shall be subject to the following conditions:

(a)   No Dealer Compensation will be payable with respect to any Subscription Agreements that are rejected by the Company or the Placement Agent, or if the Company terminates the Offering for any reason whatsoever.

(b)    No Dealer Compensation will be payable unless and until release to the Company of funds from the Escrow Account, as applicable.

(c)   No Dealer Compensation will be payable to you with respect to any sale of the Shares by you unless and until such time as the Company has received the total proceeds of any such sale from the Escrow Account and the Placement Agent has received the aggregate amount of sales commission and Warrants to which it is entitled.

2.3 All other expenses incurred by you in the performance of your obligations hereunder, including, but not limited to, expenses related to the Offering and any attorneys' fees, shall be at your sole cost and expense, and the foregoing shall apply notwithstanding the fact that the Offering is not consummated for any reason.

2.4 Once Dealer Compensation becomes payable, Commissions will be paid and Warrants will be issued no later than the last day of each month following the date upon which the Placement Agent receives Commissions and Warrants from the Company in respect of a closing for the sale of the Shares. You agree that, in the event any commissions have been paid, or Warrants issued, to the Placement Agent pursuant to the terms of the Placement Agency Agreement, you will look solely to the Placement Agent for payment of any Commissions and issuance of any Warrants.

2.5 In the event that a purchase is revoked or rescinded, the Dealer will be obligated to return to the Placement Agent any Commissions previously paid and any Warrants issued to the Dealer in connection with such purchase.

3. Solicitation.

3.1 In soliciting persons to acquire the Shares, you agree to comply with any applicable requirements of the Securities Act, the Exchange Act, applicable state securities laws, the published rules and regulations thereunder and FINRA rules and, in particular, you agree that you will not give any information or make any representations other than those contained in the Final Offering Circular and in any supplemental sales literature furnished to you by the Placement Agent or the Company for use in making such solicitations.

3.2 You will conduct all solicitation and sales efforts in conformity with Regulation A promulgated under the Securities Act, and exemptions available under applicable state law and conduct reasonable investigation to ensure that all prospective Investors are not (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury ("OFAC") pursuant to Executive Order No. 133224, 66 Fed. Reg. 49079 (September 25, 2001) and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable enabling legislation or other Executive Orders in respect thereof (such lists are collectively referred to as "Lists") or (ii) owned or controlled by, nor act for or on behalf of, any person or entity on the Lists.

3.3 You agree to promptly provide to the Placement Agent copies of any written or otherwise documented complaints from customers received by you relating in any way to the Offering (including, but not limited to, the manner in which the Shares are offered by you).

4. Offer and Sale Activities. It is understood that under no circumstances will you engage in any activities hereunder in any state other than those for which permission has been granted by the Placement Agent to you, as evidenced by written acknowledgement by the Placement Agent that such state has been cleared for offer and sale activity. It is further understood that you shall notify the Company of Subscription Agreements you receive within 2 business days of receipt so that the Company may make any required federal or state law filings.

5. Relationship of Parties. Nothing contained herein shall be construed or interpreted to constitute the Dealer as an employee, agent or representative of, or in association with or in partnership with, the Placement Agent or the Company. The Placement Agent shall be under no liability to make any payment to you except out of the funds received pursuant to the terms of the Placement Agent Agreement as hereinabove provided, and the Placement Agent shall not be under any liability for, or in respect of the value or validity of the Subscription Agreement, the Shares or the performance by anyone of any agreement on its part, or for, or in respect of any matter connected with this Agreement, except for lack of good faith by the Placement Agent, and for obligations expressly assumed by the Placement Agent in this Agreement.

6. Indemnification. The Placement Agent and you each shall indemnify and defend the other and the other’s affiliates, directors, officers, employees, agents, consultants, attorneys, accountants and other representatives (each an “Indemnified Person”) and shall hold each Indemnified Person harmless, to the fullest extent permitted by law, from and against any and all claims, liabilities, losses, damages and expenses (including reasonable attorney’s fees and costs), as they are incurred, in connection with the Offering, resulting from the indemnifying party’s negligence, bad faith or willful misconduct in connection with the Offering, any violation by the indemnifying party (not caused by an Indemnified Person) of Federal or state securities laws in connection with the Offering, or any breach by the indemnifying party of this Agreement. You also agree to indemnify and defend the Company and the Company’s affiliates, directors, officers, employees, agents, consultants, attorneys, accountants and other representatives to the same extent as the Placement Agent and the other Indemnified Persons referred to in the preceding sentence in the manner and to the same extent set forth therein.

7. Privacy Act. To protect Customer Information (as defined below) and to comply as may be necessary with the requirements of the Gramm-Leach-Bliley Act, the relevant state and federal regulations pursuant thereto and state privacy laws, the parties wish to include the confidentiality and non-disclosure obligations set forth herein.

7.1 Customer Information. "Customer Information" means any information contained on a customer's application or other form and all nonpublic personal information about a customer that a party receives from the other party. Customer Information shall include, but not be limited to, name, address, telephone number, social security number, health information and personal financial information (which may include consumer account number).

7.2 Usage and Nondisclosure. The parties understand and acknowledge that they may be financial institutions subject to applicable federal and state customer and consumer privacy laws and regulations, including Title V of the Gramm-Leach-Bliley Act (15 U.S.C. 6801, et seq.) and regulations promulgated thereunder (collectively, the "Privacy Laws"), and any Customer Information that one party receives from the other party is received with limitations on its use and disclosure. The parties agree that they are prohibited from using the Customer Information received from the other party other than (i) as required by law, regulation or rule, or (ii) to carry out the purposes for which one party discloses Customer Information to the other party pursuant to this Agreement, as permitted under the use in the ordinary course of business exception to the Privacy Laws.

7.3 Safeguarding Customer Information. The parties shall establish and maintain safeguards against the unauthorized access, destruction, loss, or alteration of Customer Information in their control which are no less rigorous than those maintained by a party for its own information of a similar nature. In the event of any improper disclosure of any Customer Information, the party responsible for the disclosure will immediately notify the other party.

7.4 Survivability. The provisions of Section 6 and this Section 7 shall survive the termination of this Agreement.

8. Survival of Representations and Warranties. Except as the context otherwise requires, all representations, warranties and agreements contained in this Agreement and in the applicable provisions of the Placement Agency Agreement shall be deemed to be representations, warranties and agreements at and through the Offering Termination Date, and such representations, warranties and agreements by the Placement Agent or the Dealers, including the indemnity and contribution agreements contained in the Placement Agency Agreement shall remain operative and in full force and effect regardless of any investigation made by the Placement Agent, the Dealers and/or any controlling person, and shall survive the sale of, and payment for, the Shares and the termination of this Agreement.

9. Termination. The Dealer will suspend or terminate the Offering upon request of the Company or the Placement Agent at any time and will resume the Offering upon the subsequent request of the Company or the Placement Agent. This Agreement may be terminated by the Placement Agent or a Dealer at any time upon 5 days' written notice to the other party. If this Agreement is terminated the Dealer is still obligated to fulfill its delivery requirements pursuant to Section 1.13.

10. Placement Agent Obligations.

10.1 Notifications. The Placement Agent shall provide prompt written notice to the Dealers of any material changes to the Offering Statement or Final Offering Circular that in its judgment could materially and adversely affect a Dealer with respect to this Offering.

10.2 Records. The Placement Agent shall retain in its records and make available to the Dealers, for a period of at least 6 years following the Offering Termination Date, any communications and information with respect to a prospective Investor that has otherwise not been provided to a Dealer.

10.3 FINRA Rule 5110. The Placement Agent has submitted to FINRA (or will submit no later than one business day after filing with or submitting to the SEC or any state securities commission or other regulatory authority) a copy of the documents to be filed pursuant to FINRA Rule 5110(b)(5) and the information specified in FINRA Rule 5110(b)(6); provided, however, any documents that are filed with the SEC through the SEC's EDGAR System that are referenced in FINRA's electronic filing system shall be treated as filed with FINRA (the "FINRA Filing"). No sales of Shares shall commence unless such documents and information have been filed with and reviewed by FINRA and FINRA has provided an opinion that it has no objections to the proposed underwriting and other terms and arrangements.

10.4 Confirmation. The Placement Agent hereby acknowledges that it has assumed the duty to confirm on behalf of the Dealers all orders for purchases of Shares accepted by the Company. Such confirmations will comply with the rules of the SEC and FINRA and will comply with the applicable laws of such other jurisdictions to the extent that the Placement Agent is advised of such laws in writing by the Dealer.

11. Governing Law. This Agreement shall be governed by, subject to and construed in accordance with the laws of the State of Virginia without regard to conflict of law provisions.  The Placement Agent and the Dealer agree that any dispute concerning this Agreement shall be resolved exclusively through binding arbitration before FINRA pursuant to its arbitration rules.  Arbitration will be venued in Henrico County, Virginia (the "Agreed Forum").  Each of the Placement Agent and the Dealer agree that the Agreed Forum is not an "inconvenient forum" for proceedings hereunder, and each hereby agree to the personal jurisdiction of the Agreed Forum and that service of process by mail to the address for such party as set forth in this Agreement (or such other address as a party hereto shall notify the other in writing) constitute full and valid service for such proceedings.

12. Severability. If any portion of this Agreement shall be held invalid or inoperative, then so far as is reasonable and possible (i) the remainder of this Agreement shall be considered valid and operative and (ii) effect shall be given to the intent manifested by the portion held invalid or inoperative.

13. Counterparts. This Agreement may be executed in 2 or more counterparts, each of which shall be deemed to be an original, and together which shall constitute one and the same instrument.

14. Modification or Amendment. This Agreement may not be modified or amended except by written agreement executed by the parties hereto.

15. Notices. All communications hereunder, except as herein otherwise specifically provided, shall be in writing and, (i) if sent to the Placement Agent, shall be mailed or delivered to Strategic Capital Investments LLC, 701 Riverside Dr. Saline, MI 48176 , (ii) if sent to the Company, shall be mailed or delivered to  TerraCycle US Inc., 121 New York Avenue, Trenton, New Jersey 08638, or (iii) if sent to you, shall be mailed or delivered to you at your address set forth below. The notice shall be deemed to be received on the date of its actual receipt by the party entitled thereto.

16. Parties. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, the parties to the Placement Agency Agreement, their respective successors, legal representatives, heirs and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under, in respect of, or by virtue of, this Agreement or any provision herein contained.

17. Delay. Neither the failure nor any delay on the part of any party to this Agreement to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any subsequent occurrence.

18. Recovery of Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding (and any additional proceeding for the enforcement of a judgment) in addition to any other relief to which it or they may be entitled.

19. Entire Agreement. This Agreement, along with the applicable provisions of the Placement Agency Agreement, constitute the entire understanding between the parties hereto and supersede any prior understandings or written or oral agreements between them respecting the subject matter hereof.

20. Anti-Money Laundering Compliance Programs. Each Dealer's acceptance of this Agreement constitutes a representation to the Placement Agent that the Dealer has established and implemented an anti-money laundering ("AML") compliance program ("AML Program"), in accordance with FINRA Rule 3310 and Section 352 of the Money Laundering Abatement Act, the Bank Secrecy Act, as amended, and Section 326 of the Patriot Act of 2001, which are reasonably expected to detect and cause reporting of suspicious transactions in connection with the sale of Shares. In addition, the Dealer represents that it has established and implemented a program ("OFAC Program") for compliance with OFAC and will continue to maintain its OFAC Program during the term of this Agreement. Upon request by the Placement Agent at any time, the Dealer hereby agrees to (i) furnish a copy of its AML Program and OFAC Program to the Placement Agent for review and (ii) furnish a copy of the findings and any remedial actions taken in connection with the Dealer's most recent independent testing of its AML Program and/or its OFAC Program.

The parties acknowledge that for the purposes of the FINRA rules the Investors who purchase Shares through the Dealer are "Customers" of the Dealer and not the Placement Agent. Nonetheless, to the extent that the Placement Agent deems it prudent, the Dealer shall cooperate with the Placement Agent's auditing and monitoring of the Dealer's AML Program and its OFAC Program by providing, upon request, information, records, data and exception reports, related to the Company's investors introduced to, and serviced by, the Dealer (the "Customers"). Such documentation could include, among other things: (i) copies of Dealer's AML Program and its OFAC Program; (ii) documents maintained pursuant to the Dealer's AML Program and its OFAC Program related to the Customers; (iii) any suspicious activity reports filed related to the Customers; (iv) audits and any exception reports related to the Dealer's AML activities; and (v) any other files maintained related to the Customers. In the event that such documents reflect, in the opinion of the Placement Agent, a potential violation of the Placement Agent's obligations in respect of its AML or OFAC requirements, the Dealer will permit the Placement Agent to further inspect relevant books and records related to the Customers (with respect to the Offering) and/or the Dealer's compliance with AML or OFAC requirements. Notwithstanding the foregoing, the Dealer shall not be required to provide to the Placement Agent any documentation that, in the Dealer's reasonable judgment, would cause the Dealer to lose the benefit of attorney-client privilege or other privilege which it may be entitled to assert relating to the discoverability of documents in any civil or criminal proceedings. The Dealer hereby represents that it is currently in compliance with all AML rules and all OFAC requirements, specifically including, but not limited to, the Customer Identification Program requirements under Section 326 of the USA PATRIOT Act. The Dealer hereby agrees, upon request by the Placement Agent to (i) provide an annual certification to the Placement Agent that, as of the date of such certification (A) its AML Program and its OFAC Program are consistent with the AML Rules and OFAC requirements, (B) it has continued to implement its AML Program and its OFAC Program and (C) it is currently in compliance with all AML Rules and OFAC requirements, specifically including, but not limited to, the Customer Identification Program requirements under Section 326 of the USA PATRIOT Act and (ii) perform and carry out, on behalf of both the Placement Agent and the Company, the Customer Identification Program requirements in accordance with Section 326 of the USA PATRIOT Act and applicable SEC and Treasury Department Rules thereunder.

21. Placement Agent Representations. The Placement Agent hereby represents and warrants as of the Effective Date to the Dealer that neither the Placement Agent nor any of its managing members, directors, or executive officers, or any of its officers participating in the Offering is subject to the disqualification provisions of Rule 262 of the Rules and Regulations.  None of the Placement Agent's registered representatives or any other person being compensated by or through the Placement Agent for the solicitation of investors, is subject to the disqualification provisions of Rule 262 of the Rules and Regulations.

22. Electronic Delivery of Information; Electronic Processing of Subscriptions. The Company has agreed to confirm all orders for the purchase of Shares accepted by the Company. In addition, the Company, the Placement Agent and/or third parties engaged by the Company or the Placement Agent may, from time to time, provide to the Dealer copies of investor letters, annual reports and other communications provided to the Company investors. The Dealer agrees that, to the extent practicable and permitted by law, all confirmations, statements, communications and other information provided to or from the Company, the Placement Agent, the Dealer and/or their agents or customers may be provided electronically, as a preference but not as a requirement.

With respect to Shares held through custodial accounts, the Dealer agrees and acknowledges that to the extent practicable and permitted by law, all confirmations, statements, communications and other information provided from the Company, the Placement Agent and/or their agents to Investors may be provided solely to the custodian that is the registered owner of the Shares, rather than to the beneficial owners of the Shares. In such case it shall be the responsibility of the custodian to distribute the information to the beneficial owners of Shares.

The Dealer agrees and acknowledges that the Placement Agent may, as a preference but not as a requirement, use an electronic platform to process subscriptions, including but not limited to the Depository Trust Company (DTC) model. If an electronic platform is used, the Dealer agrees to cooperate with the processing of subscriptions through such an electronic platform if reasonably practical.

23. Third Party Beneficiaries. The Company and its affiliates, successors and assigns shall be express third party beneficiaries of Section 1 of this Agreement.

24. Successors and Assigns. No party shall assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the other party. This Agreement shall be binding upon the Placement Agent and Dealer and their respective successors and permitted assigns.

Please confirm this Agreement to solicit persons to acquire the Shares on the foregoing terms and conditions by signing and returning the form enclosed herewith.

Very truly yours,
Strategic Capital Investments LLC,
a Michigan limited liability company

By:

Name:

Its:

Strategic Capital Investments LLC
701 Riverside Dr. Saline, MI 48176

Re:	Offering of Shares in TerraCycle US Inc.

Ladies and Gentlemen:

The undersigned confirms its agreement to act as a Dealer as referred to in the foregoing Participating Dealer Agreement, subject to the terms and conditions of such Agreement. The undersigned confirms that it is a member in good standing of the Financial Industry Regulatory Authority, Inc., and is qualified under federal law and the laws of the states in which sales are to be made by the undersigned to act as a Dealer.

Dated: , 201
(Print Name of Firm)

By:
(Authorized Representative)

Address:

Taxpayer Identification Number:

Registered as broker-dealer in the following states:

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